For Immediate Release

Pricester's Year End Revenue Up Nearly 500%

Hollywood, FL [April 13, 2007] - Pricester.com, Inc. (PRCC: OTCBB) continues to grow exponentially with a reported 498% year-end increase in revenues compared to the previous year. Pricester operates an innovative Internet shopping portal and provides cost-effective website development and related services to small businesses.

In the same manner, Pricester's revenues have increased by over 350% in each of the last two quarters compared to the previous year.

The dramatic increase in revenue is due to Pricester's strong emergence from its R&D phase to its current sales and marketing program. Ed Dillon, Pricester's CEO, commented, "2006 was definitely a break-out year for Pricester. We emerged, as planned, with attractive products and services designed specifically for the small business and entrepreneurial sectors. We're enjoying healthy increases in revenues contributing to a 16% reduction in operational losses and the carry-over into 2007 is painting a very positive picture".

Pricester is continuing to lucratively employ it's expertise with the launch of aligned services. Last month the company introduced REVSITES(tm), a website build-out service targeting the domaining industry. Mr. Dillon added, "We're capitalizing on what we know how to do, and bringing that expertise to new market niches that hold enormous potential. Our REVSITES(tm) service was a big hit at the recent T.R.A.F.F.I.C. domain exposition in Las Vegas and the highly complimentary post-show press that we received is a good indication of expanding our toehold in that industry, as well as other opportunities that fit our business model".

Mr. Dillon also expressed, "Along with the internal growth of Pricester, we are aggressively exploring a number of potential merger/acquisitions that could significantly strengthen stockholder value".

About Pricester.Com
Pricester.Com is an e-commerce company currently operating a website that enables any business to establish a fully functional online retail presence. The company's website, http://www.Pricester.com , is an Internet marketplace which allows vendors to host their website with product and service listings and allows consumers to search for those
same listed products and services.   The Pricester.Com logo is
available at http://www.primezone.com/newsroom/prs/?pkgid=2804
Forward Looking Statements: Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product.

In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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CONTACT:

 Pricester.com, Inc.
Investor Relations
Ed Dillon
(954) 272-1200
edillon@pricester.com

AGORACOM Investor Relations
PRCC@agoracom.com
http://www.agoracom.com/IR/pricester